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Index to

Exhibit 4.7 Appendices Public Documents
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       Notes:
ñ Names of the folders, subfolders, and documents are underlined as below. This Index describes, but EDGAR system may not show, the original folder structure.

1.  Appendix 1 Materials, Services and Equipments (REDACTED) folder：
This folder contains the supply, construction range, price and total price of purified water, injection water, and pure steam system, material system, and gas supply system, including the amount and specifications of the materials, providers, standards, and expense standards such as validation expenses, installation fee and auxiliary material expenses. There are, in total, 5 second-level files and 0 second-level subfolder.

(a) (Ex 4.7.2) Quotation for PW&WFI&PS k1.xls file:
This file contains the supply, construction range, price and total price of purified water, injection water, and pure steam system, including the amount and specifications of the materials, providers, standards, and expense standards such as validation expenses, installation fee and auxiliary material expenses.

(b) (Ex 4.7.3) QUOTATION - COOLING WATER and Misc.xls file:
This file contains the supply, construction range, price and total price of cooling water, water supply, and public system, including the amount and specifications of the materials, providers, standards, and expense standards such as validation expenses, installation fee and auxiliary material expenses.

(c) (Ex 4.7.4) QUOTATION FOR GAS K.xls file:
This file contains the supply, construction range, price and total price of the process gas system, including the amount and specifications of the materials, providers, standards, and expense standards such as validation expenses, installation fee and auxiliary material expenses.

(d) (Ex 4.7.5) QUOTATION FOR MATERIALS, CIP AND K.xls file:
This file contains the supply, construction range, price and total price of material pipeline system, including the amount and specifications of the materials, providers, standards, and expense standards such as validation expenses, installation fee and auxiliary material expenses.

(e) (Ex 4.7.6) TOTAL PRICE OF PIPELINE.xls file:
This file contains the price summarization for the above three systems, and the description for the price and total price.

3.(Ex 4.7.7) Appendix 3 Meeting Memo.doc file
This file contains meeting memo which refers to other covenants related to the implementation requirements for the project and contracts during the technical communication procedure.

4.(Ex 4.7.8) Appendix 4 URS Clarification.xls file：
This file contains specific design requirements, design standards, main parameter and index requirements, after-sale service requirements, devices and material requirements, and acceptance standards which are put forth by Yofoto company on the factory construction, as well as specific measures and methods responded by the construction party for the requirements proposed by Yofoto company item by item.

5.(Ex 4.7.9) Bidding Document 1.pdf file:
This file is the bidding document of process batching system.

6. (Ex 4.7.10) Bidding Document 2.pdf file:
This file is the bidding document of compressed air and process gas system.

7.(Ex 4.7.11) Bidding Document 3.pdf file:
This file is the bidding document of process injection water, purified water, and pure steam system.

8. (Ex 4.7.12) Supplemental Translation to Bidding Document 1 file:
This file contains English translation for certain portions in the Bidding Document 1 that have no accompanying English text.

9. (Ex 4.7.13) Supplemental Translation to Bidding Document 2 file:
This file contains English translation for certain portions in the Bidding Document 2 that have no accompanying English text.

10. (Ex 4.7.14) Supplemental Translation to Bidding Document 3 file:
This file contains English translation for certain portions in the Bidding Document 3 that have no accompanying English text.